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                                                                  Exhibit 11(b)



                                     FORM OF
                  OPINION AND CONSENT OF BINGHAM, DANA & GOULD
                      WITH RESPECT TO CERTAIN MATTERS UNDER
                                MASSACHUSETTS LAW

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                            [FORM OF EXHIBIT OPINION

                          OF BINGHAM, DANA & GOULD LLP]




                                                _____________,1997



Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, NY  10022-4677

         Re:  GE Funds

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to GE Funds, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-14 filed with the Securities and Exchange Commission on June __, 1997 (the "Original Filing"), as such Registration Statement is proposed to be amended by Pre-Effective Amendment No. 1 filed with the Securities and Exchange Commission on or about _________, 1997 ("Amendment No. 1") (as proposed to be amended, the "Registration Statement"), with respect to the shares of beneficial interest, par value $.001 per share (the "Shares") of its series GE Short-Term Government Fund, GE Government Securities Fund, GE Tax-Exempt Fund, GE Value Equity Fund and GE Mid-Cap Growth Fund (each, an "Acquiring Fund") to be issued in exchange for substantially all of the assets of respectively, Investors Trust Adjustable Rate Fund, Investors Trust Government Fund, Investors Trust Tax Free Fund, Investors Trust Value Fund and Investors Trust Growth Fund, each a series of Investors Trust, a Massachusetts business trust (each, an "Acquired Fund") as described in the Registration Statement. You have requested that we deliver this opinion to you, as special counsel to the Trust, for use by you in connection with your opinion to the Trust with respect to the Shares.

     In connection with the furnishing of this opinion, we have examined the following documents:

          (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

          (b) a copy, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State (the "Declaration");

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          (c) a copy of each Instrument Evidencing Establishment and Designation of Series of the Trust on file with the office of the Secretary of State of the Commonwealth of Massachusetts (the "Designation of Series");

          (d) a copy of each Establishment and Designation of Classes of the Trust on file with the office of the Secretary of State of the Commonwealth of Massachusetts (the "Designation of Classes");

          (e) a  certificate  executed by an  appropriate  officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, Designation of Classes, By-Laws, and main resolutions adopted by the Trustees of the Trust;

          (f) a conformed copy of the Original Filing;

          (g) a printer's proof dated [      , 1997] of Amendment No. 1; and

          (h) a copy of the Agreement and Plan of Reorganization entered into by the Trust, on behalf of each of the Acquiring Funds, providing for (a) the acquisition by each Acquiring Fund of substantially all of the assets of the corresponding Acquired Fund in exchange for the Shares and the Acquiring Fund's assumption of certain of the liabilities of the corresponding Acquired Fund and (b) the pro rata distribution of the Shares to the holders of the shares of the corresponding Acquired Fund in liquidation of the Acquired Funds, in the form included in the printer's proof referred to in paragraph (g) above (the "Agreement and Plan of Reorganization").

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that Amendment No. 1 to the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer's proof referred to in paragraph (g) above, and that the Agreement and Plan of Reorganization has been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (h) above.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We



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have made no other review or investigation  of any kind whatsoever,  and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, to the extent that same may apply to or govern the transactions covered by this opinion, except that we express no opinion as to any Massachusetts securities law.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1. The Trust is duly organized and existing under the Trust's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares, to the reference to our name in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     BINGHAM, DANA & GOULD LLP






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